Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gary Lobaugh
Pennsylvania American Water
T: 724.873.8674
M: 724.944.5148
gary.lobaugh@amwater.com

Pennsylvania American Water Announces Agreement

to Acquire McKeesport Wastewater System

PITTSBURGH, Pa., (September 9, 2016) – Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), announced today that it has signed an asset purchase agreement to acquire the McKeesport wastewater system. The agreement signing follows recent votes by the McKeesport City Council and the Municipal Authority of the City of McKeesport (MACM) in favor of Pennsylvania American Water purchasing the wastewater assets.

“I firmly believe this transaction is being made in the best interest of the wastewater customers served by this system now and in the future,” Mayor Michael Cherepko said. “It became very clear to this administration that the only way to save our community from municipal bankruptcy, while continuing to offer the same level of services our residents deserve, would be to transfer our local sewage system to a regional or national utility company. This transaction will balance the city’s current financial problems, allow this administration to safeguard the city’s future and ensure reliable wastewater service for 22, 000 customers.”

The total value of the transaction is approximately $156 million, subject to certain adjustments provided in the agreement. The McKeesport wastewater system serves approximately 22,000 customers.

“Our company and our employees have been providing water service in the Mon Valley for decades, and we are excited for the opportunity to be the future wastewater provider to the residents of McKeesport, Dravosburg, Duquesne and Port Vue,” said Pennsylvania American Water President Kathy L. Pape. “We look forward to closing the proposed acquisition and to providing wastewater services that reflect our commitment to environmental stewardship and quality customer service.”

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PRESS RELEASE	www.amwater.com

Pennsylvania American Water Announces Agreement to Acquire McKeesport Wastewater System

Pennsylvania American Water and the City of McKeesport will seek approval of the acquisition from the Pennsylvania Public Utility Commission (PUC) and other necessary approvals, such as the Pennsylvania Department of Environmental Protection. The MACM initially issued a request for bids in June 2016 for the potential acquisition of its wastewater system.

Pape said long-term rate stability is one of the most important benefits for wastewater customers. Under the purchase agreement, Pennsylvania American Water will not increase base wastewater rates any earlier than one calendar year after the closing.

The company’s rates are regulated by the PUC and any future rate changes would have to be reviewed and approved by the PUC. Pennsylvania American Water offers its low-income wastewater customers grants and discounted service to those who qualify through its H2O Help to Others Program.

Pape said upon closing the proposed acquisition that “we look forward to welcoming the MACM’s employees and customers to the Pennsylvania American Water family.” The company currently expects to close the transaction in the second half of 2017, pending regulatory approvals and the satisfaction of other closing conditions.

Pennsylvania American Water, a subsidiary of American Water, is the largest investor-owned water utility in Pennsylvania, providing high-quality and reliable water and/or wastewater services to approximately 2.3 million people. Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, the execution of a definitive purchase agreement; the completion of the proposed acquisition; the ability to satisfy closing and other conditions related to the proposed transaction, including obtaining regulatory approvals; anticipated capital investments; and the ability to achieve certain benefits, synergies and goals relating to the transaction and the operations to be

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PRESS RELEASE	www.amwater.com

Pennsylvania American Water Announces Agreement to Acquire McKeesport Wastewater System

acquired. These statements are based on the current expectations of management of Pennsylvania American Water. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including with respect to (1) obtaining the regulatory and other approvals required for the acquisition; (2) satisfying other conditions to the closing of the acquisition; (3) the occurrence of the benefits and synergies expected or predicted to occur as a result of the acquisition; (4) unexpected costs, liabilities or delays associated with the acquisition or the integration of the acquired business; (5) regulatory, legislative, local or municipal actions affecting the water and wastewater industries, which could adversely affect Pennsylvania American Water; and (6) other economic, business and other factors. Forward-looking statements are not guarantees or assurances of future performance or results, and Pennsylvania American Water and its affiliates do not undertake any duty to update any forward-looking statement.

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